UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

________________________

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 OR 15(d) Of The Securities Exchange Act Of 1934

Date of report (Date of earliest event reported)      January 10, 2008

KELLWOOD COMPANY

(Exact name of registrant as specified in its charter)

Delaware	000-07340	36-2472410

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

600 Kellwood Parkway, St. Louis, Missouri	63017

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, including area code      (314) 576-3100

Not Applicable

(Former name or former address, if changed since last report)

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01	OTHER EVENTS

In response to the Sun Capital Securities Group, LLC letter of January 10, 2008, the Company made the following statement:

As previously announced in our November 6, 2007 press releases related to the sale of Smart Shirts and Kellwood’s long-term financial plans, the proceeds of $162 million from the sale of Smart Shirts are being used to repurchase shares and reduce debt. As announced on January 3, 2008 the Company entered into an $80 million accelerated share repurchase (ASR) agreement, which is in addition to the 1.1 million shares repurchased for approximately $19.8 million under the Company’s September 2007 previous repurchase authorization. On January 9, 2008 the Company announced a cash tender offer for up to $60 million of debt, which comes due in July of 2009. Furthermore, the Company’s revolving credit facility has sufficient capacity to fund the Company’s ongoing growth plans at a lower cost than the debt to be repurchased.

The Board believes that buying back stock and maintaining an appropriate capital structure delivers significant value to our shareholders. The Board, the Company and its independent advisors have carefully evaluated the best uses for its cash and Kellwood is confident that its plans will advance shareholder value.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KELLWOOD COMPANY

(Registrant)

DATE January 10, 2008	BY:	/s/ Thomas H. Pollihan

Thomas H. Pollihan
Executive Vice President, Secretary
and General Counsel